CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

WALLIN ENGINES CORPORATION

        I, the undersigned President and Secretary of Wallin Engines Corporation, do hereby certify:

        That the Board of Directors and Majority Shareholders of Wallin Engines Corporation consented in writing on the 22nd day of June, 2001 and adopted a resolution to amend the articles of incorporation of Wallin Engines Corporation as follows:

        Article Fourth — is hereby amended as follows:

        FOURTH.     The stock of the corporation is divide into two classes: (1) Common Stock in the amount of Forty-Five Million (45,000,000) shares having a par value of $0.001 each; and (2) Preferred Stock in the amount of Five Million (5,000,000) shares having a par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

        I further certify that the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 19,900,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

        This Certificate of Amendment shall be effective on July 31, 2001 or upon filing of this Certificate of Amendment with the Nevada Secretary of State, whichever is later.

/s/ MICHAEL LINN, President and Secretary

STATE OF UTAH )
: ss.
COUNTY OF SALT LAKE )

        On the 25th day of June, 2001, personally appeared before me, a Notary Public, Michael Linn, who acknowledged that he executed the above instrument.

/s/
NOTARY PUBLIC